EXHIBIT 21
Our Subsidiaries*

Name of Subsidiary	Jurisdiction of Incorporation or Organization
The New York Times Company	New York
IHT, LLC	Delaware
International Herald Tribune S.A.S.	France
IHT Kathimerini S.A. (50%)	Greece
International Business Development (IBD)	France
International Herald Tribune (Hong Kong) LTD.	Hong Kong
Beijing Shixun Zhihua Consulting Co. LTD.	People’s Republic of China
International Herald Tribune (Singapore) Pte LTD.	Singapore
International Herald Tribune (Thailand) LTD.	Thailand
IHT (Malaysia) Sdn Bhd	Malaysia
International Herald Tribune B.V.	Netherlands
IHT Publishing (India) Private Limited	India
International Herald Tribune GMBH	Germany
International Herald Tribune (Zurich) GmbH	Switzerland
International Herald Tribune Japan GK	Japan
International Herald Tribune Ltd. (U.K.)	UK
International Herald Tribune U.S. Inc.	New York
The Herald Tribune - Ha’aretz Partnership (50%)	Israel
London Bureau Limited	United Kingdom
Madison Paper Industries (partnership) (40%)	Maine
Media Consortium, LLC (20%)	Delaware
New York Times Digital, LLC	Delaware
Northern SC Paper Corporation (80%)	Delaware
NYT Administradora de Bens e Servicos Ltda.	Brazil
NYT Building Leasing Company LLC	New York
NYT Group Services, LLC	Delaware
NYT News Bureau (India) Private Limited	India
NYT Real Estate Company LLC	New York
The New York Times Building LLC (58%)	New York
Rome Bureau S.r.l.	Italy
NYT Capital, LLC	Delaware
Donohue Malbaie Inc. (49%)	Canada
Midtown Insurance Company	New York
NYT Management Services, Inc.	Delaware
NYT Shared Service Center, Inc.	Delaware
International Media Concepts, Inc.	Delaware
The New York Times Distribution Corporation	Delaware
The New York Times Sales Company	Massachusetts
The New York Times Syndication Sales Corporation	Delaware
NEMG T&G, Inc.	Massachusetts
* 100% owned unless otherwise indicated.